Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-261436-07 and 333-261436

*Pricing Details* $2.00BN Honda Auto Receivables 2024-1 Owner Trust (HAROT 2024-1) Prime Auto Loan ABS

Lead Managers: MUFG (str), Barclays, BofA and DB

Co-Managers: ANZ, Citi, ING, TD

ANTICIPATED CAPITAL STRUCTURE
CLS	TOT($mm)	OFF($mm)	WAL	M/S*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YIELDS	CPN	PX
A-1	517.000	491.150	0.25	P-1/A-1+	1-7	9/24	2/25	I-CURV	+13	5.524	5.524	100.00000
A-2	688.800	654.360	1.01	Aaa/AAA	7-18	8/25	9/26	I-CURV	+44	5.430	5.36	99.99077
A-3	767.800	729.410	2.31	Aaa/AAA	18-39	5/27	8/28	I-CURV	+66	5.269	5.21	99.99565
A-4	131.664	125.080	3.23	Aaa/AAA	39-39	5/27	5/30	I-CURV	+77	5.234	5.17	99.97690

* Expected Ratings

-TRANSACTION DETAILS-

BBG Ticker : HAROT 2024-1

Format : SEC Registered

Exp. Ratings : Moody's / S&P

ERISA : Yes

Risk Retention : US RR = Yes, EU RR = No

Min Denoms : $1k x $1k

Pxing Speed : 1.30% ABS to 10% Call

Expected Pricing : Priced

Expected Settle : 2/21/2024

First Pay Date : 3/15/2024

B&D : MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Intex Deal Name : mithond2401_upsize / U4K6

SSAP : HAROT2401

-CUSIPS-

A1 437918AA3

A2 437918AB1

A3 437918AC9

A4 437918AD7

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.